UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2018

Twilio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37806	26-2574840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 Beale Street, Suite 300
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

(415) 390-2337
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 1.01 Entry into a Material Agreement.

Convertible Notes and the Indenture

On May 14, 2018, Twilio Inc. (the “Company”) priced its private offering of $475 million in aggregate principal amount of 0.25% Convertible Senior Notes due 2023 (the “Initial Notes”). On May 16, 2018, the initial purchasers in such offering exercised their option in full to purchase an additional $75 million in aggregate principal amount of the Notes (the “Additional Notes” and together with the “Initial Notes”, the “Notes”), bringing the total aggregate principal amount for the Notes to $550 million. The Notes are senior unsecured obligations of the Company. The Notes were issued pursuant to an Indenture, dated May 17, 2018 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

The Notes will mature on June 1, 2023, unless earlier repurchased, redeemed or converted. The Notes will bear interest from May 17, 2018 at a rate of 0.25% per year payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2018. The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding March 1, 2023, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2018 (and only during such calendar quarter), if the last reported sale price of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls the Notes for redemption; or (4) upon the occurrence of specified corporate events. On or after March 1, 2023 until the close of business on the second scheduled trading day (as defined in the Indenture) immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Common Stock or a combination of cash and shares of the Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 14.1040 shares of the Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $70.90 per share of the Common Stock. The initial conversion price of the Notes represents a premium of approximately 35% to the $52.52 per share closing price of the Common Stock on May 14, 2018. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate, in certain circumstances, for a holder who elects to convert its Notes in connection with such a corporate event.

The Company may redeem the notes, in whole or in part, at its option at any time, on or after June 1, 2021 but before the 35th scheduled trading day before the maturity date, at a cash redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, but excluding, the redemption date, but only if the last reported sale price of the Company’s Common Stock exceeds 130% of the conversion price on (i) each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a make-whole fundamental change (as defined in the Indenture) with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption. No sinking fund will be provided for the Notes.

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

A copy of the Indenture (including the form of the Note) is attached as an exhibit to this report and is incorporated herein by reference (and this description is qualified in its entirety by reference to such document).

The net proceeds from this offering were approximately $536.6 million, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. The Company used approximately $58.5 million of the net proceeds to pay the cost of the capped call transactions described below. The Company intends to use the remainder of the net proceeds for general corporate purposes. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary companies, product lines, products or technologies. However, the Company has not entered into any agreements which would use any of the net proceeds for any specific acquisitions at this time.

Capped Call Transactions

On May 14, 2018 and May 16, 2018, in connection with the offering of the Notes, the Company entered into privately negotiated capped call transactions with each of Citibank, N.A, Deutsche Bank AG, London Branch and Morgan Stanley & Co. LLC pursuant to capped call confirmations in substantially the form filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference. The capped call transactions are expected generally to reduce the potential dilution to the Company’s Common Stock upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market price per share of its Common Stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. If, however, the market price per share of the Company’s Common Stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement dated May 14, 2018. The shares of the Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of the Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes, and any resulting issuance of shares of the Common Stock.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of May 17, 2018, between Twilio Inc., and Wilmington Trust, National Association, as trustee.

4.2	Form of 0.25% Convertible Senior Notes due 2023 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWILIO INC.

Date: May 17, 2018	By:	/s/ Lee Kirkpatrick
	Name:	Lee Kirkpatrick
	Title:	Chief Financial Officer